LPHI Declares Special Enhanced Cash Dividend

Life Settlement Provider to Pay Additional Dividend Based on Its Strong Cash Position

WACO, TX — May 14, 2009 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI),  parent company of Life Partners, Inc., announced today that its board of directors has authorized a special enhanced dividend payment of $0.25 cents per share to shareholders of record as of May 25, 2009 to be paid on or about June 15, 2009.  The decision is based on the company’s strong cash position and its continuing commitment to provide shareholder value. This enhanced dividend will be in addition to the $0.07 quarterly dividend previously approved by the board.  Both dividends will be paid on or about June 15, 2009.

LPHI CEO, Brian D. Pardo said, “We are generating significant cash from our operations and, while we’re keeping sufficient capital to continue growing the company, the board feels that our shareholders deserve to share in our success. This idea of “sharing in our success” is something the board intends to keep in mind each quarter when making decisions about declaring dividends. It may sound old-fashioned, but we still think of our shareholders as our partners in business.  If we’re making money, they should be making money too.”

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements". Since its incorporation in 1991, Life Partners has completed over 95,000 transactions for its worldwide client base of over 22,000 high net worth individuals and institutions in connection with the purchase of over 6,000 policies totaling almost $1.9 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com